                                 EMPLOYMENT AGREEMENT


This Agreement is made as of February 1, 1999 (the "Effective Date"), between BASIN EXPLORATION, INC., a Delaware corporation (the "Company"), whose mailing address is 370 17th Street, Suite 3400, Denver, Colorado 80202, and DAVID A. PUSTKA, a resident of Houston, Texas (the "Officer"), whose mailing address is 2504 Brentwood Drive, Houston, Texas 77019.

                                       RECITALS

A. The Officer and the Company are parties to an Employment Agreement dated as of November 10, 1995 (the "Original Agreement"), whereby the Officer agreed to serve as the Company's Vice President of Gulf Coast Exploration and Division General Manager.

B. The Officer and the Company desire to renew, extend and modify the Original Agreement on the terms set forth herein.

                                      AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Officer agree as follows:

1. EMPLOYMENT: The Company hereby employs the Officer to direct an exploration and development program in the offshore areas of the Gulf Coast region of the continental United States, and to perform such other duties for the benefit of the Company as may from time to time be directed or requested by the Company acting through the Company's Chief Executive Officer. Officer's primary responsibility will be to continue to head the Gulf Coast Division of the Company in its Houston, Texas office and to continue to implement the Business Plan executed by the Officer and the Company as of November 10, 1995 (the "Business Plan"), with such modifications as the Officer and the Company through its Chief Executive Officer have agreed to or will in the future agree to in order to reflect the results and evolution of the Company's offshore program. The Officer's title will remain Vice President of Gulf Coast Exploration and Division General Manager and Officer will continue to report directly to the Company's Chief Executive Officer. The Officer will not have responsibility for overseeing the Company's onshore Gulf of Mexico activities but will coordinate the administrative integration (e.g., office and sytems utilization) of the Gulf Coast Division with any onshore division that may be established by the Company in Houston.

2. TERM. The employment provided for herein shall commence on the Effective Date and end on February 1, 2002 (the "Term"), provided that the Term will be automatically extended for one year on each anniversary of the Effective Date beginning on February 1, 2002 unless either party gives written notice to the other no later than 60 days prior to the end of the Term (as extended) that the notifying party does not elect to extend the Term. Upon expiration of the Term, the Officer's employment with the Company will terminate unless the parties agree for the

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Officer to remain employed as an employee at will of the Company or unless the parties enter into an additional written agreement governing their relationship.

3. EXTENT OF SERVICES. The Officer shall devote his best efforts and full business time and attention to furthering the business of the Company and shall not during the Term hereof be engaged in other activities either directly or indirectly that require similar services or that require such substantial services on the part of the Officer that the Officer is unable to perform the duties assigned to him by the Company. The foregoing shall not be construed as preventing the Officer from maintaining or making investments in any class of securities of a company or from holding working interests, overriding royalty interests or royalty interests in any oil and gas property, or from owning interests in partnerships engaged in the oil and gas business, provided that such investments do not require services on the part of the Officer that would impair the performance of his duties under this Agreement or would create a conflict of interest for the Officer with the Company.

4.   COMPENSATION.

(a) SALARY. Officer shall be compensated by a salary in the amount of $170,000 per annum payable in substantially equal monthly installments during the term hereof. The Officer's salary shall be subject to review annually and any variation resulting from such review shall take effect thereafter as if such salary amount was specifically provided for herein; provided, however, that the Officer's salary during the Term shall never be reduced and shall be raised annually beginning in 2000 no less than the percentage equal to the annual rate of inflation for the prior full calendar year as measured by the U.S. Consumer Price Index or an alternative comparable national index if that index is not published..

(b) BENEFITS. Officer shall be entitled to participate in any of the Company's benefit and deferred compensation plans as are from time to time generally available to the officers of the Company, including the Company's 401(k) plan, medical and dental plans, and life and disability insurance plans (provided, however, that the Officer's benefits may be modified or the Officer may be denied participation in any such plan because of a condition or restriction imposed by the plan, applicable law or regulation of a third-party insurer or other provider in relation to participation of officers; and provided further that the Officer's benefits may be modified as reasonably necessary in order to account for differences in plans available in Houston). The current employee benefit plans of the Company are described in Exhibit A attached hereto.

(c) BONUS. Officer shall be entitled to participate in the Company's bonus program applicable to other officers of the Company. The parties intend and anticipate that the Company will have a bonus program based on the success of the Company in meeting its goals for each year and on the success of individual officers in meeting their individual goals; however, nothing in this paragraph shall be construed as obligating the Company to award bonuses in any given year to Company officers in general or to Officer provided that the Company does not discriminate against Officer in failing to award a bonus to him under circumstances in which it is awarding bonuses to other officers.

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(d)  STOCK OPTIONS.  Officer shall be granted an option under the Company's
Equity Incentive Plan to purchase 75,000 shares of the Company's common stock, at a purchase price equal to the fair market value of the common stock on the Effective Date, such options to be incentive stock options to the extent permissible under Section 422 of the Internal Revenue Code of 1986, to vest in three equal installments over the three year-period commencing on the Effective Date, to be exercisable during Officer's employment with the Company to a maximum term of 10 years, and to be subject to such other terms as are contained in the Company's standard stock option agreement, a copy of which has previously been executed by the Officer. During the first three years of the Term, the Officer shall not be eligible to receive additional grants of options to purchase common stock under the Equity Incentive Plan but shall continue to be eligible to receive performance shares, restricted stock and other incentive compensation at the discretion of the Compensation and Incentive Committee of the Board of Directors (the "Committee"), and during any subsequent one-year extensions of the Term the Officer shall be eligible to receive additional stock option grants at the discretion of the Committee.

(e) OTHER PERQUISITES. Officer shall be entitled to expense reimbursements, vacation (including no less than four weeks per year), athletic club membership and other benefits in accordance with the practices of the Company but in no event less than available to other officers of the Company..

5. OVERRIDING ROYALTY PLAN. The Company has established effective November 30, 1995 and will continue to maintain during the Term hereof a Gulf Coast Geoscientist Overriding Royalty Interest Plan for the benefit of the gulf coast exploration team (the "Override Plan"). The Override Plan will continue to provide, among other terms, for an award to the participants, including the Officer, of an overriding royalty interest on properties acquired by the Company for exploration as a result of the efforts of the Officer's Gulf Coast team. A copy of the Override Plan is attached hereto as Exhibit B.

6.   PROTECTION OF COMPANY INTERESTS.

(a) The Officer acknowledges that in the course of his employment by the Company he will receive, obtain or develop certain trade secrets, programs, geologic, geophysical, engineering and exploration data, lists of investors, customers and business contacts and other confidential information relating to the Company's business. The Officer understands that such information is confidential and agrees not to reveal such information and knowledge to anyone outside the Company or use the information in competing with the Company for his own benefit for the term of such employment. Upon termination of employment, the Officer shall surrender to the Company all papers, documents, writings, work product and other property produced by him or coming into his possession during the Term of such employment. The Officer agrees that all such material will at all times remain the property of the Company.

(b)  The Officer further understands and agrees that:

     (i) Prior to the Date of Termination, except in the performance of his duties for the Company, the Officer will not directly or indirectly, individually or as an agent, officer or

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     employee of another, participate in or otherwise be involved in (aa) the review, interpretation or evaluation of geological or geophysical data pertaining to, (bb) the negotiation, acquisition, or disposition of, or
     (cc) the supervision of the development of, in each case, Prospects identified or generated by the Company's Gulf Coast exploration team during the Term of this Agreement; and

     (ii) After the Date of Termination, the Officer shall be released of the foregoing covenant as to all areas, including but not limited to the Gulf region, of the continental United States which are not designated by the parties as "Reserved Prospects" in the following manner. The Officer shall submit to the Company a list of all Prospects identified or generated by the Company's Gulf Coast team during the Term of this Agreement which have not been either acquired or rejected for acquisition by the Company, and the Company will either approve such list within 30 days of submittal or 30 days after the Date of Termination, whichever last occurs, or within such period notify the Officer of any additions to, subtractions from, or other proposed changes to such list. As to those Reserved Prospects to which the parties agree, the Officer will not directly or indirectly, individually or as an agent, officer or employee of or advisor to another undertake any action for a period of one year from the Date of Termination, and the Officer will continue to be entitled to his share (determined as of the date on which notice of termination is delivered to or by the Company) of any overriding royalty burdening interests in such Reserved Prospects that become vested in the Company's Gulf Coast exploration team within one year from the Date of Termination. As to those Prospects over which the parties disagree regarding their designation as Reserved Prospects, the parties shall resolve such dispute pursuant to binding arbitration under the Rules of the American Arbitration Association ("AAA") in effect on the date of the demand for arbitration, and until such resolution the covenant contained in subparagraph (i) above shall continue to apply to all potentially affected Reserved Prospects designated by either party. Any party desiring arbitration shall give written notice to the other party setting forth those disputed Reserved Prospects to be subject to arbitration. The party receiving the demand shall have ten days to either
     (i) resolve the dispute as to the disputed Reserved Prospects or (ii) provide written notice of acceptance of arbitration as to those disputed Reserved Prospects which remain unresolved; failure to respond shall be deemed an election to arbitrate all matters specified in the notice. Following acceptance of arbitration, each party shall have thirty days to select an arbitrator. Those arbitrators will then, in turn, have 14 days to select a third arbitrator. Notwithstanding any rule of the AAA to the contrary, any disinterested adult can serve as an arbitrator and need not be listed or provided by the AAA. Once selected, the arbitrators will schedule and conduct arbitration as soon as practicable. The costs of arbitration shall be allocated to the parties as determined by the arbitrators.

     (iii) The Officer shall (aa) review the written policies of the Company regarding the dealing in securities of the Company and (bb) comply where relevant with every rule of law or regulation of the Nasdaq Stock Market or other stock exchange on which the Company's securities are or may be traded, all applicable regulatory authority and every rule or code of conduct of the Company in relation to dealings in securities of the

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     Company or any associated company.

7.   TERMINATION OF EMPLOYMENT.

(a) The employment provided for herein will terminate as provided in paragraph 2 hereof unless earlier terminated by any of the following:

     (i)  Upon the death of the Officer; or

     (ii) Upon the disability of the Officer, which for purposes of this Agreement shall be the physical or mental inability of the Officer to carry out the normal and usual duties of his employment on a full time basis for the entire period of ninety (90) continuous days with the reasonable likelihood as determined by the Company, upon the advice of a qualified physician, that the Officer will be unable to carry out the normal and usual duties of his employment on a full time basis for the following continuous period of ninety (90) days, and within thirty (30) days after notice of termination is given by the Company to the Officer, the Officer shall not have returned to the performance of his duties on a full time basis; or

     (iii) "For cause" (as defined in clause (b) of this Paragraph 7) upon written notice of such termination given by the Company to the Officer or by the Officer to the Company, as applicable.

(b)  As used herein, "for cause" with respect to the Officer shall mean:

     (i) The commission of acts amounting to willful misconduct, gross negligence, or intentional and continual neglect of duties to the detriment of the Company which in the business judgment of the Board of Directors of the Company has adversely affected the Company; or

     (ii) Theft or conviction of a felony or any other crime involving dishonesty or moral turpitude; or

     (iii) Willful and continual failure or refusal to follow written policies or directives established by the Board of Directors of the Company or substantially perform duties in accordance with this Agreement (other than failure resulting from the Officer's incapacity due to physical or mental illness); or

     (iv) A material breach by the Officer of this Agreement including a material failure to achieve the standards, objectives or performance required or contemplated to be achieved by the Officer in the Business Plan approved by the parties.

     As used herein "for cause" with respect to the Company shall mean:

     (v) A material breach by the Company of the Override Plan, or a material alteration or

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     termination of the Override Plan by the Company; or

     (vi) The Company should permit the termination of the Insurance (as defined in Paragraph 9 hereof), or the material modification of the indemnity established in Article VI, Section 1 of the Company's bylaws or of the Insurance which results in the reduction or restriction as to amounts or coverages provided for Officer's benefit by the Company; or

     (vii) A material breach by the Company of this Agreement including a material failure to achieve the standards, objectives or performance required or contemplated to be achieved by the Company in the Business Plan approved by the parties; or

     (viii) The assignment to the Officer by the Company of any duties materially inconsistent with, or a substantial alteration in the nature or status of, the Officer's responsibilities or title from those described in this Agreement; or the reduction of the Officer's compensation, benefits or perquisites as in effect during the Term of this Agreement; or the relocation of the Company's Gulf Coast Division office away from downtown Houston, Texas; or the Company's relocation of the Officer to any place other than the offices of the Company located in Houston, Texas, it being understood that such relocation shall not be deemed to have occurred on the basis of reasonably required travel by the Officer on the Company's business to an extent substantially consistent with the Business Plan; or

     (ix) The occurrence of a Change of Control of the Company. For purposes of this Agreement, "Change of Control" is defined as follows:

          (i) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Mr. Michael Smith is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than thirty-three and one-third percent (33-1/3%) of the then outstanding voting stock of the Company; or

          (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (and any new director whose election by the Board or whose nomination for election by the Company's stockholders is approved by a vote of at least two-thirds of the directors then still in office who either were directors as of the date hereof or whose election or nomination for election is subsequently so approved) cease for any reason to constitute a majority thereof; or

          (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a

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          merger or consolidation which would result in the voting
          securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; provided, however, that if the merger, plan of liquidation or sale of all or substantially all assets is not consummated following such stockholder approval and the transaction is abandoned, then the Change of Control shall be deemed not to have occurred; or

          (iv) Michael Smith voluntarily terminates his employment as Chief Executive Officer or his employment as Chief Executive Officer is terminated following any of the events described in subsections
          (i), (ii) or (iii) above, if the Officer elects to treat such occurrence as a Change of Control by written notice to the Company no later than 120 days from the date of termination of Mr. Smith's employment as Chief Executive Officer.

(c) Termination of employment by the Company or by the Officer (other than termination resulting from death) shall be communicated by written notice to the other party hereto. For purposes of this Agreement, any such notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances being the basis for termination. Any such written notice shall be conclusively presumed to have been given if signed by the Company or the Officer, as applicable and deposited in the United States mail with adequate postage affixed, return receipt requested, and addressed to the Officer or to the Company as applicable, at the respective mailing addresses shown in the initial recitals of this Agreement. Actual delivery of any such written notice shall also constitute satisfaction of the requirement for written notice hereunder.

(d) The Date of Termination shall mean (i) if the employment is terminated by the death of the Officer, the date of death, (ii) if the employment is terminated by the disability of the Officer, thirty (30) days after notice of termination is given, provided the Officer shall not have returned to the performance of his duties on a full time basis during such thirty (30) day period, or (iii) if the employment is terminated "for cause" pursuant to clause (a) (iii) or for any other reason, 30 days after the date on which the notice of termination is given if the basis for termination stated in the termination notice is not cured by the end of such 30-day period.

8.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

(a) During any period that the Officer fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (a "disability"), the Officer shall continue to receive a

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

salary and other benefits in effect for such period until the Officer's employment is terminated as in Paragraph 7(a) (ii) hereof, provided that payments so made to the Officer during the disability period shall be reduced by the amounts, if any, paid to the Officer under any disability benefits plans maintained by the Company.

(b)  If the Officer's employment is terminated pursuant to Paragraph 7(a)
(ii) hereof because of his disability, the Company shall pay to the Officer the Officer's salary through the end of the month during which such termination occurs, and shall deliver any assignments, correction of assignments, or other instruments reasonable or necessary in order to provide the Officer with record title to the interests earned by the Officer prior to the date of termination pursuant to the Override Plan. If the Officer should die prior to the time that he has received all payments provided for pursuant to this Paragraph 8(b), the balance of such payments shall be made to the Officer's estate.

(c) If the Officer's employment is terminated pursuant to Paragraph 7(a) (i) hereof because of his death, the Company shall pay to the Officer's estate that portion of the Officer's salary that would have accrued through the end of the month during which the Officer's death occurred, and the Company shall deliver or cause to deliver any assignments, correction of assignments, or other instruments reasonable or necessary in order to provide the Officer's estate with record title to the interests earned by the Officer prior to the date of termination pursuant to the Override Plan.

(d) If the employment is terminated pursuant to Paragraph 7 hereof and for any cause other than the Officer's death or disability, the Company shall pay or otherwise account to the Officer for all compensation and benefits provided for herein and in the Override Plan through the Date of Termination provided for in Paragraph 7 (d) hereof; provided, however, that subject to Paragraph 8(e), if the Company terminates the Officer's employment for any reason other than specifically provided in Paragraph 7(a) or if the Officer terminates his employment for cause as defined in Paragraph 7(b), the Company shall pay to the Officer the amount of salary that would otherwise have accrued from the Date of Termination through the balance of the Term and shall deliver or cause to deliver any assignments, correction of assignments or other instruments reasonable or necessary in order to provide the Officer with record title to (i) the overriding royalty interests vested in the Officer prior to the Date of Termination pursuant to the Override Plan and
(ii) overriding royalty interests burdening interests acquired by the Company in Reserved Prospects within one year after the Date of Termination that would have been vested in the Officer pursuant to the Override Plan (determined as of the date on which notice of termination is delivered to or by the Company) if he had been employed with the Company at the time of such acquisition.

(e) If the employment is terminated by the Officer following a Change of Control, then in lieu of the salary for the balance of the Term payable as provided in Paragraph 8(d), and subject to paragraph 8(g), then the Company
(i) shall pay to the Officer in a lump sum in cash within five (5) days of the Date of Termination an amount equal to three times the sum of (x) the Officer's salary (calculated at the rate of his salary for the 12 months preceding the date of termination) plus (y) a bonus equal to the average annualized bonus received by the Officer prior to

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termination, and (ii) shall make all of the Officer's options, performance shares, and restricted stock fully vested and exercisable.

(f) Following a termination "for cause" under paragraph 7(b) other than in connection with a Change of Control, the Officer may in the Officer's sole discretion, by delivery of a notice to the Company within thirty (30) days following such termination, elect to receive from the Company a lump sum payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Officer pursuant to paragraph 8(d) (not including any payments attributable to overriding royalties granted under the Override Plan). Such present value shall be determined as of the date of delivery of the notice of election of the Officer and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury Bills, as reported in the Wall Street Journal (or similar publication) on the date of delivery of the election notice. If the Officer elects to receive a lump sum payment pursuant to this paragraph 8(f), the Company shall make such payment to the Officer within sixty (60) days following the date on which the Officer notifies the Company of the Officer's election.

(g) Notwithstanding any other provision of this Agreement, and except as provided in paragraph (i). below, the payments or benefits to which the Officer will be entitled under paragraph 8(e) will be reduced to the extent necessary so that the Officer will not be liable for the federal excise tax levied on certain "excess parachute payments" under section 4999 of the Internal Revenue Code.

          (i) The limitation of paragraph 8(g) will not apply if the difference between (w) the present value of all payments to which the Officer is entitled under paragraph 8(e) determined without regard to paragraph 8(g) less (x) the present value of all federal, state and other income and excise taxes for which the Officer is liable as a result of such payments exceeds the difference between (y) the present value of all payments to which the Officer is entitled under paragraph 8(e) calculated as if the limitation of paragraph 8(g) applies less
          (z) the present value of all federal, state and other income and excise taxes for which the Officer is liable as a result of such reduced payments. Present values will be determined using the interest rate specified in section 280G of the Internal Revenue Code and will be the present values as of the date on which the Officer's employment terminates (unless it is necessary to use a different date in order to avoid adverse consequences under section 280G).

          (ii) Whether payments to the Officer are to be reduced pursuant to paragraph 8(g), and the extent to which they are to be so reduced, will be determined by the Officer. The Officer may, at the expense of the Company, hire an accounting firm, law firm or employment consulting firm selected by the Officer to assist him in such determination. If a reduction is made pursuant to paragraph 8(g), the Officer will have the right to determine which payments and benefits will be reduced.

          (iii) The Officer shall receive the benefit of any change made by the Company in

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

          the calculation or entitlement of severance compensation following a Change of Control for any other officer of the Company, such as an agreement by the Company to "gross up" the compensation paid to an officer by paying the excise tax imposed by Section 280G of the Internal Revenue Code .

9. INDEMNIFICATION AND RELATED INSURANCE. As an inducement to Officer's acceptance of this Agreement, the Company hereby represents, warrants and covenants as follows:

(a) Article VI, Section 1 of the Company's bylaws (i) establishes an indemnity in favor of the Company's officers for acts undertaken in connection with performance of the business of the Company, (ii) has not previously been amended, modified, rescinded or revoked, in whole or in part and (iii) is applicable to the Officer, in accordance with its terms;

(b) The Company maintains directors and officers insurance summarized in Exhibit attached hereto that is applicable to Officer and will acquire and maintain during the Term of this Agreement general liability, employers' liability and other insurance required by law or otherwise customary in connection with the operations to be undertaken by the Company in implementation of the Business Plan ("Insurance").

(c) The Company will maintain a true and correct copy of its bylaws and copies of the policies or cover notes evidencing the Insurance as are in effect, from time to time, during the term of this Agreement at the Company's principal place of business. The Officer may inspect and copy any of these materials during the Company's normal business hours at the Company's principal place of business, or otherwise as the Company and the Officer may reasonably agree.

(d) During the term of this Agreement, the Company will use reasonable efforts to maintain the bylaws and the Insurance to provide substantially the same indemnity and substantially the same or greater insurance coverages and policy amounts as result from the bylaws as they currently exist and the Insurance as currently existing or obtained by the Company following the date hereof. Nevertheless, in the event the Company decides to alter the bylaws or the Insurance, or the Company is no longer able to obtain the Insurance coverage and policy amounts presently in effect, the Company shall provide written notice, as soon as reasonably practicable (and advance notice if possible) if the terms of the indemnity or if the insurance coverages are (i) reduced or restricted as to the policy amount or coverage of risks or (ii) otherwise modified in any material respect.

10. GOVERNING LAW. This agreement shall be governed, construed and enforced in accordance with the laws of the State of Colorado.

11. WAIVER. Waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision.

12. ENTIRE AGREEMENT. This Agreement (and the Exhibits attached hereto) constitute

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

the entire agreement between the parties hereto with respect to the subject matter hereof and the same supersedes any and all prior or contemporaneous promises or agreements and representations not set forth herein. This Agreement may not be amended except by written agreement executed by both the Company and the Officer.

13. SEVERABILITY. Should any one or more provision hereof be determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and should not be affected thereby.

IN WITNESS WHEREOF, the Company and the Officer have executed and delivered this Agreement as of the Effective Date.

                                          BASIN EXPLORATION, INC.

                                          ----------------------------------
                                          Title:
                                                ----------------------------



                                          ----------------------------------
                                          David A. Pustka

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